                                                                  EXHIBIT 16.1


                    LETTER RE CHANGE IN CERTIFYING ACCOUNTANT






February 17, 1999




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated February 17, 1999, of Morton Industrial Group, Inc. and are in agreement with the statements contained in the second and third sentences of the first paragraph as they pertain to Clifton Gunderson L.L.C., and with the statements in the second paragraph of Item 4 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.



CLIFTON GUNDERSON L.L.C.